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                            ASSET PURCHASE AGREEMENT

                                      Among

                            ML MEDIA PARTNERS, L.P.,

                            ANAHEIM RADIO ASSOCIATES

                                       and

                                 CITICASTERS CO.






                            Dated: September 14, 1998





































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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.    Sale and Purchase of Assets............................................1
      1.1     Sale of Assets to Buyer........................................1
      1.2     Excluded Assets................................................4

2.    Purchase Price.........................................................4
      2.1     Amount and Payment of Consideration; Adjustment................4
      2.2     Payment of Purchase Price......................................5
      2.3     Deposit........................................................5
      2.4     Limitation on Assumption of Liabilities........................6
      2.5     Apportionment..................................................6
      2.6     Determination of Apportionments................................8
      2.7     Allocation of Purchase Price...................................8


3.    Closing................................................................9
      3.1     Date of Closing................................................9
      3.2     Outside Date for Closing.......................................9

4.    Representations and Warranties by the Seller..........................10
      4.1     The Seller's Organization and Authority.......................10
      4.2     Authorization of Agreement....................................10
      4.3     Consents of Third Parties.....................................10
      4.4     Title to Assets; Personal Property; Real Property.............11
      4.5     FCC Licenses..................................................13
      4.6     Call Letters..................................................14
      4.7     Operation of the Stations.....................................15
      4.8     Financial Statements..........................................15
      4.9     Absence of Certain Changes....................................15
      4.10    [Reserved]....................................................16
      4.11    Intangible Assets.............................................16
      4.12    Litigation; Compliance with Laws..............................16
      4.13    List of Agreements, etc.......................................17
      4.14    Employees.....................................................17
      4.15    Status of Agreements..........................................18
      4.16    Insurance.....................................................18
      4.17    Labor Matters.................................................18
      4.18    Environmental Matters.........................................19
      4.19    ERISA.........................................................20
      4.20    [Reserved]....................................................20
      4.21    Finders, Brokers..............................................20


                                       (i)

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      4.22    Undisclosed Liabilities.......................................20
      4.23    Taxes.........................................................20

5.    Representations and Warranties by the Buyer...........................21
      5.1     The Buyer's Organization and Authority........................21
      5.2     Authorization of Agreement....................................21
      5.3     Consents of Third Parties.....................................21
      5.4     Litigation....................................................22
      5.5     Buyer's Qualification.........................................22
      5.6     Finders, Brokers..............................................22

6.    Further Agreements of the Parties.....................................22
      6.1     Filings.......................................................22
      6.2     Operations of the Stations....................................23
      6.3     No Control....................................................26
      6.4     Access to Information.........................................26
      6.5     Confidentiality...............................................26
      6.6     Sales Taxes; Transfer Taxes...................................27
      6.7     Employees; ERISA..............................................27
      6.8     Expenses......................................................29
      6.9     Further Assurances............................................29
      6.10    Notification..................................................30
      6.11    No Inconsistent Action........................................30
      6.12    Closing.......................................................30
      6.13    Exclusivity...................................................30
      6.14    Consents to Assignment........................................31
      6.15    Bulk Sales Laws...............................................32
      6.16    Accounts Receivable...........................................32

7.    Conditions Precedent to Closing.......................................33
      7.1     Conditions Precedent to the Obligations of the Buyer..........33
      7.2     Conditions Precedent to the Obligations of the Seller.........34

8.    Transactions at the Closing...........................................35
      8.1     Documents to be Delivered by the Seller.......................35
      8.2     Documents to be Delivered by the Buyer........................36

9.    Survival of Representations and Warranties; Indemnification...........36
      9.1     Survival......................................................36
      9.2     Indemnification...............................................37
      9.3     Limitation on Liability.......................................38



                                      (ii)

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10.   Termination...........................................................38
      10.1    Termination...................................................38
      10.2    Liability.....................................................39

11.   Risk of Loss..........................................................39

12.   Miscellaneous.........................................................40
      12.1    Notices.......................................................40
      12.2    Brokers.......................................................41
      12.3    Entire Agreement..............................................41
      12.4    Headings......................................................41
      12.5    Governing Law.................................................41
      12.6    Separability..................................................42
      12.7    Assignment....................................................42
      12.8    Jurisdiction..................................................42
      12.9    Counterparts..................................................43
      12.10   Monetary Damages, Specific Performance and Other Remedies.....43
      12.11   No Third Party Beneficiaries..................................43



                                      (iii)

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SCHEDULES AND EXHIBITS
----------------------

Schedule 1.1(a)            FCC Licenses
Schedule 1.1(b)            Tangible Personal Property
Schedule 1.1(c)            Real Property
Schedule 1.1(e)            Intellectual Property
Schedule 4.3               Required Consents
Schedule 4.4(a)            Personal Property
Schedule 4.4(b)            Real Property
Schedule 4.5               FCC Licenses
Schedule 4.9               Adverse Changes Since 12/31/97
Schedule 4.11              Intangible Assets
Schedule 4.12              Compliance with Laws; Litigation
Schedule 4.13(a)           Contracts
Schedule 4.13(b)           Material Contracts
Schedule 4.14              Employment Agreements, etc.
Schedule 4.15              Contract Defaults
Schedule 4.16              Insurance
Schedule 4.17              Labor Matters
Schedule 4.18              Environmental
Schedule 4.19              Employee Benefit Plans
Schedule 5.5               Buyer Qualifications

Exhibit 2.2(a)             Indemnity Escrow Agreement
Exhibit 2.3                Escrow Agreement
Exhibit 8.1(b)             Seller's Corporate Opinion
Exhibit 8.1(c)             Seller's FCC Opinion
Exhibit 8.2(c)             Buyer's Corporate Opinion



                                      (iv)

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                            ASSET PURCHASE AGREEMENT



         This Asset Purchase Agreement ("Agreement") is made and entered into this 14th day of September, 1998 by and among ML Media Partners, L.P., a Delaware limited partnership ("ML Media"), Anaheim Radio Associates, a New York general partnership ("Anaheim"), and Citicasters Co., an Ohio corporation (the "Buyer"). ML Media and Anaheim are sometimes referred to collectively as "Seller."

         The Seller owns and operates radio stations KORG(AM) and KEZY-FM, licensed to Anaheim, California (the "Stations"), pursuant to licenses issued by the Federal Communications Commission ("FCC") to Anaheim, in which ML Media has a 99.99% interest and the general partner of ML Media has the remaining .01% interest. The Seller desires to sell to the Buyer substantially all of the assets used in the operations of the Stations, and the Buyer desires to purchase those assets, on the terms and conditions contained in this Agreement.

         Accordingly, it is agreed as follows:

         1.   Sale and Purchase of Assets.

              1.1 Sale of Assets to Buyer. On the terms and conditions herein and subject to Section 1.2, at the closing referred to in Section 3.1, Seller shall sell and assign to the Buyer, and the Buyer shall purchase and acquire, all of the business of the Seller relating to the Stations and all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever nature, real and personal, tangible and intangible, owned or leased, wherever situated, used or held for use in the operations of the Stations (collectively the "Assets") (excluding only the assets referred to in Section 1.2), which include, but are not limited to, the following:

                   (a) all broadcast licenses for the Stations issued by the FCC including, but not limited to, those listed on Schedule 1.1(a), along with any renewals or modifications thereof (the "FCC Licenses"), and any other permits and authorizations (and applications for any of them) relating to the operation of the Stations, including, but not limited to, those listed on Schedule 1.1(a), along with any renewals or modifications thereof;

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                   (b) all equipment (including computers, electrical devices and office equipment), transmitting towers, transmitters, materials, supplies, vehicles, furniture, fixtures and leasehold improvements, improvements on land being acquired by the Buyer pursuant to Section 1.1(c), any tapes and compact discs owned by the Stations, and all other tangible personal property, wherever located, that is owned by the Seller and used or held for use in the operation of the Stations, including, but not limited to, the items listed on Schedule 1.1(b), together with any replacements thereof and additions thereto made between the date hereof and the Closing Date (as defined in Section 3.1), and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller; provided, however, Seller agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $25,000 in the aggregate;

                   (c) all real property owned by the Seller in fee relating to the Stations, together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon as more fully described in
Schedule 1.1(c), together with any additions thereto between the date hereof and the Closing Date;

                   (d) all rights of the Seller under leases, commitments and other agreements of any kind, written or oral, relating to the business and operations of the Stations, to the extent that those rights relate to the period after the close of business on the Closing Date, including, but not limited to
(i) all commitments and other agreements relating to the sale of broadcast and advertising time, (ii) the leases, commitments and other agreements listed on Schedules 4.13 and 4.14, and (iii) any other leases, commitments and other agreements relating to the business and operations of the Stations that are entered into consistent with the provisions of Section 6.2 between the date of this Agreement and the Closing Date;

                   (e) all promotional materials, trademarks, service marks, franchises, copyrights, trade names, logos, jingles, slogans and other tangible and intangible personal property relating to the Stations (including, but not limited to, the trademarks, trade names and logos listed on Schedule 1.1(e)), and all of the Seller's rights to use the call letters

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"KORG(AM)" and "KEZY-FM", together with the good will of the business associated with those trademarks, trade names and logos (together "Intellectual Property");

                   (f) all of the Seller's rights in connection with any "barter" transactions and "trade" agreements relating to the Stations;

                   (g) all of the Seller's rights under manufacturers' and vendors' warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets;

                   (h) subject to Section 1.2(b), all files, logs and business records of every kind relating to the operations of the Stations and Assets, including, but not limited to, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, sales correspondence, lists of advertisers, promotional materials, credit and sales records, reports and filings with the FCC, and all written Contracts (as defined in Section 4.13) to be assigned hereunder and all personnel records;

                   (i) all programming materials and elements of whatever form or nature owned by Seller, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to Seller that are used or useful in connection with the operation of the Stations, including all such programs, materials, elements and copyrights acquired by Seller between the date hereof and the Closing Date; and

                   (j) subject to Section 1.2(d), such other assets, properties, interests and rights owned by Seller that are used or useful in connection with the operation of the Stations or that are located as of the Closing Date on the real property described on Schedule 1.1(c).

         The Assets shall be transferred to Buyer free and clear of all charges, conditions, community property interests, options, hypothecations, attachments, conditional sales, title retention, rights of first refusal, debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever ("Liens"), except for Permitted Liens (as defined in Section 4.4).

              1.2 Excluded Assets. The following assets shall be retained by the Seller and shall not be sold or assigned to the Buyer:


                                        3

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                   (a) all cash, bank accounts, certificates of deposit,
commercial paper, treasury bills and notes and all other marketable securities as of the close of business on the Closing Date;

                   (b) any lease, commitment or other agreement as to which consent to assignment is required but cannot be obtained;

                   (c) the account books of original entry and general ledgers and all partnership records of the Seller, including, but not limited to, tax returns and transfer books;

                   (d) all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller;

                   (e) Seller's partnership records and such other books and records as pertain to the organization, existence or partnership interests of Seller;

                   (f) contracts of insurance, and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                   (g) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

                   (h) any assets of Seller at the Seller's New York, New York offices or Wilkes-Barre, Pennsylvania office or located at the Seller's radio stations in Westport and Bridgeport, Connecticut; and

                        (i) Seller Accounts Receivable (as defined in Section 6.16).

         2. Purchase Price.

              2.1 Amount and Payment of Consideration; Adjustment. As full consideration for the Assets, at the closing the Buyer shall (a) pay to the Seller, in accordance with Section 2.2, a purchase price of $30,100,000; and (b) assume, and agree to pay, perform and discharge (subject to the apportionment provisions of Section 2.5) all of the obligations of the Seller relating to the operations of the Stations that arise after the close of business on the Closing Date under those leases, commitments and other agreements relating to the operations of the Stations assigned to the Buyer pursuant to Sections 1.1(d) and 1.1(f) and the Accrued 1998

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Vacation (as defined in Section 6.7), to the extent provided in Section 6.7
(collectively, "Assumed Liabilities").

              2.2 Payment of Purchase Price. The aggregate purchase price for the Assets shall be paid as follows:

                   (a) At the closing, the Buyer shall deliver to Fifth Third Bank (the "Escrow Agent") an amount equal to $1,000,000 (the "Indemnity Escrow Amount"), to be held by the Escrow Agent for a period of twelve (12) months from the Closing Date in an interest bearing account pursuant to the terms of an escrow agreement in the form of Exhibit 2.2(a), which shall be executed on the Closing Date. The Indemnity Escrow Amount shall be paid in accordance with the terms of such escrow agreement to (i) the Buyer if it is determined that the Buyer is entitled to indemnification payments under Section 9.2 of this Agreement, or (ii) the Seller to the extent the Buyer is not determined to be entitled to any such payments.

                   (b) At the closing, the Buyer shall deliver to the Seller, by wire transfer of immediately available funds or by delivery of a bank or certified check in immediately available funds, an amount equal to $29,100,000 plus (or minus) the estimated apportionments pursuant to Section 2.5 (each determined as provided in Section 2.6).

                   (c) Payment shall be made pursuant to Section 2.6 upon the final determination of the apportionments.

              2.3 Deposit. On September 15, 1998, the Buyer shall deliver to the Escrow Agent $3,000,000 (the "Seller's Deposit Amount"), to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form of Exhibit 2.3, which is being executed simultaneously with the execution of this Agreement and subject to the following:

                   (a) If the purchase of the Assets under this Agreement is terminated by Seller solely as a result of a material breach by the Buyer of any of its material obligations under this Agreement (and the Seller has not breached any of its material obligations under this Agreement), the Seller shall be entitled to the Seller's Deposit Amount (together with interest thereon) as liquidated damages to compensate the Seller for the damages resulting to the


                                        5

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Seller from such material breach and such sum shall discharge any liability
Buyer may have to the Seller hereunder.

                   (b) If this Agreement is terminated due to the nonfulfillment of any of the conditions in Section 7.1 or for any other reason except the Buyer's material breach of any of its material obligations under this Agreement, the Seller shall not be entitled to the Seller's Deposit Amount (or interest thereon) and, promptly after the termination of this Agreement, the Seller's Deposit Amount (together with interest thereon) shall be paid by the Escrow Agent to the Buyer.

              2.4 Limitation on Assumption of Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Liabilities. Seller shall retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Seller, other than the Assumed Liabilities, including, but not limited to, the obligation to perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence or contract breach or default. All of such liabilities, obligations and commitments of Seller described in this Section 2.4 shall be referred to herein collectively as the "Retained Liabilities."

              2.5 Apportionment. (a) The Seller shall be entitled to all income earned or accrued, and shall be responsible for all Retained Liabilities and other obligations incurred or payable, in connection with the operations of the Stations through the close of business on the Closing Date and the Buyer shall be entitled to all income earned or accrued and

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shall be responsible for all Assumed Liabilities incurred or payable in connection with the operations of the Stations after the close of business on the Closing Date. Subject to Section 2.5(b), all overlapping items of income or expense shall be apportioned between the Seller and the Buyer, as of the close of business on the Closing Date, in accordance with generally accepted accounting principles. Items to be apportioned include, but are not limited to, the following:

                        (i) advance payments received from advertisers prior to the Closing Date for services to be rendered in whole or in part after the close of business on the Closing Date;

                        (ii) prepaid expenses arising from payments made for services and merchandise prior to the close of business on the Closing Date if all or part of the services and merchandise have not been received or used prior to the close of business on the Closing Date (for example, rents paid in advance for a rental period extending beyond the Closing Date);

                        (iii) liabilities, customarily accrued, arising from expenses incurred but unpaid as of the close of business on the Closing Date (excluding severance pay, vacation pay, sick pay or similar items); frequency discounts; utility services; rent; property taxes relating to real property interests assigned to the Buyer; sales commissions; various business and professional services; and licensing fees, including prior years' adjustments;

                        (iv) personal property taxes and utility charges related to the Stations;

                        (v) ad valorem, real estate and other property taxes (real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment, if any, as soon as the new tax rate and valuation can be ascertained); and

                        (vi) amounts due or to become due under Contracts.

                   (b) In calculating the foregoing apportionment, if as of the Closing Date the aggregate rate card value of the unused broadcast time on the Stations to be provided pursuant to trade or barter agreements for advertising or commercial time (as distinct from barter programming agreements) entered into prior to the Closing Date exceeds the fair market value of the products to be received or services to be used by the Stations after the Closing Date (and the undepreciated value as of the Closing Date of any capital assets received prior to the Closing

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Date) pursuant to such trade or barter agreements, then only the excess above
$25,000 shall be included as a liability and credit to the Purchase Price.

              2.6 Determination of Apportionments. (a) At least five (5) days prior to the closing, the Seller shall estimate all apportionments pursuant to
Section 2.5 and the payment at the closing pursuant to Section 2.1 shall be based on that estimate. Within 90 days after the Closing Date, the Seller shall determine all apportionments pursuant to Section 2.5 and shall deliver a statement of its determinations to the Buyer (which statement shall set forth in reasonable detail the basis for those determinations), and within (10) ten days after receipt of the statement, the Buyer shall pay to the Seller, or the Seller shall pay to the Buyer, as the case may be, the net amount due as a result of the final determination of the apportionments (or, if there is any dispute, the undisputed amount). If the Buyer disputes the Seller's determinations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, a firm of independent certified public accountants shall be designated by the parties, which firm's decision on the matter shall be binding and whose fees and expenses shall be borne 50% by the Seller and 50% by the Buyer). If the parties fail to agree on the accountants, the accountants shall be KPMG Peat Marwick LLP. Notwithstanding the foregoing, if the aggregate amount in dispute is $25,000 or less, the disputed amount shall be shared equally by Buyer and Seller.

              2.7 Allocation of Purchase Price. Prior to the closing, the Buyer and the Seller shall seek to reach agreement on an allocation of the purchase price among the Assets. If the parties reach agreement on an allocation, each of the Buyer and the Seller shall conform to that allocation for tax purposes. It shall not be a condition to the obligation of the Buyer or the Seller to consummate the sale under this Agreement that they reach agreement on an allocation of the purchase price.

         3. Closing.

              3.1 Date of Closing. The closing under this Agreement shall take place at the Cincinnati, Ohio offices of Graydon, Head & Ritchey (or at such other place as may be mutually agreeable to the Buyer and the Seller) on the fifth business day after the later to occur of: (a) the satisfaction or waiver of each condition to closing contained herein (excluding

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conditions that by their terms cannot be satisfied until the Closing Date), and provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the closing may occur at the earliest possible date; and (b) the issuance of the Final Order (as defined below), or such other date as may be mutually agreed by the parties hereto (the "Closing Date"); provided, however, that Buyer may waive the requirement that a Final Order be issued and elect (subject to clause (a) above) to close at any time after the release of initial public notice that the FCC has consented to the transaction contemplated hereby (the "Initial Approval"). For purposes of this Agreement, "Final Order" (and "Final") means a grant, consent or authorization by the FCC which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction, and pursuant to which the FCC consents to the assignment of the FCC Licenses contemplated by this Agreement, each such grant, consent or authorization being without the imposition of any conditions materially adverse to Buyer or any affiliate of Buyer with respect to the assignment of the FCC Licenses to Buyer or the continued operation of the Stations or the Assets. At the closing, the parties shall execute and deliver the documents referred to in Section 8.

              3.2 Outside Date for Closing. If the closing has not occurred by the first anniversary of the date of this agreement, either the Seller or the Buyer may terminate this Agreement by notice to the other; upon such termination, neither of the parties shall have any liability of any kind arising out of this Agreement other than for any liability resulting from its breach of this Agreement prior to termination. If the closing is postponed pursuant to
Section 11 of this Agreement, the date referred to in the previous sentence shall be extended by the period of the postponement.

         4. Representations and Warranties by the Seller. The Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall survive the closing (subject to Section 9):

               4.1 The Seller's Organization and Authority. ML Media is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of California and has the full power and authority to enter into and to perform this Agreement and to own and operate the Stations and to

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carry on the business of the Stations as now being conducted and proposed to be conducted between the date hereof and the Closing Date. Anaheim holds the FCC Licenses but has no other assets, no liabilities and engages in no other business activities. Anaheim is a general partnership duly organized and validly existing under the laws of the State of New York, is authorized to do business in California and has full power and authority to perform this Agreement and to own the FCC Licenses.

              4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary partnership action of the Seller, and this Agreement constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              4.3 Consents of Third Parties. Subject to receipt of the consents and approvals referred to in Schedule 4.3, the execution, delivery and performance of this Agreement by the Seller will not (i) conflict with the partnership agreement of the Seller and will not conflict with, or result in a breach or termination of, or constitute a default under, any lease, agreement, commitment, Contract or other instrument, or any order, judgment or decree, to which the Seller is a party or by which the Seller is bound or to which any of the Assets is subject, except for any conflicts, breaches, terminations or defaults that are not in the aggregate material to the Seller's performance of this Agreement and to the operation of the Stations taken as a whole; (ii) constitute a violation by the Seller of any law applicable to the Seller; or
(iii) result in the creation of any Lien upon any of the Assets. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Seller in connection with the execution, delivery and performance of this Agreement, except for the filings referred to in Section 6.1.

              4.4 Title to Assets; Personal Property; Real Property. (a)
Schedule 1.1(b) hereto contains a list of all material items of tangible personal property owned by Seller and used in the conduct of the business and operations of the Stations. Except as

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disclosed in Schedule 4.4(a), Seller has, and at the closing Buyer will acquire, good and valid title to all of the Assets (other than those subject to lease, in which Seller has, and following the Closing Date Buyer will, subject to receipt of any consent listed on Schedule 4.3, have, a good and valid leasehold interest) and none of the Assets is, or on the Closing Date will be, subject to any Liens or title defects, except for liens for taxes not yet due and payable. The properties listed in Schedule 1.1(b), along with those properties subject to lease and included among the Contracts listed on Schedule 4.13, constitute all material tangible personal property necessary to operate the Stations as the same are now being operated. All items of tangible personal property included in the Assets are in reasonably good operating condition and repair, are free from any material defect and damage, are reasonably suitable for the purposes for which they are now being used, and have been maintained in a manner consistent in all material respects with generally accepted standards of good engineering practice.

                   (b) (i) Schedules 1.1(c) and 4.13 hereto contain a complete and accurate list and description of: (a) all real property (including, without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) owned by Seller and used by Seller in connection with the operations of the Stations (the "Owned Real Estate"); and (b) all real property (including, without limitation, real property relating to the towers, transmit ters, studio sites and offices of the Stations) leased by Seller ("Leased Real Estate"), and (c) all other interests in real property used by Seller in connection with the operations of the Stations pursuant to other contracts (together with the Leased Real Estate, the "Real Estate Contracts").

                        (ii) The Real Estate Contracts listed on Schedule 4.13 are in full force and effect and are valid, binding and enforceable in accordance with their terms. Seller enjoys quiet possession of all real property subject to the Real Estate Contracts. Seller is not in default in any material respect under any Real Estate Contract nor, to the best of Seller's knowledge, is any other party thereto, and there are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Real Estate Contracts. Seller has delivered to Buyer true and complete copies of all Real Estate Contracts. Except as set forth in Schedule 4.3 hereto, the assignment of the Real Estate Contracts to Buyer will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to Buyer.

                        (iii) Seller has, and at the closing Buyer will acquire, good and marketable fee simple title to the Owned Real Estate free and clear of any Liens, except for liens for taxes not yet due and payable and Liens described in Schedule 4.4(b) (together, "Permitted Liens"). Seller has, and at the closing Buyer will acquire, good and marketable leasehold interests in the Leased Real Estate, free and clear of any Liens, except for Permitted Liens. Seller has previously delivered to Buyer: (a) a complete and correct copy of each deed or other instrument or evidence of title relating to the Owned Real Estate; (b) a complete and correct copy of each title insurance policy in Seller's possession insuring title to the Owned Real Estate or real estate subject to the Real Estate Contracts; and (c) a true and correct copy of each survey in Seller's possession of the Owned Real Estate or real estate subject to the Real Estate Contracts.

                        (iv) Seller has full legal and practical access to all of the real property described in Schedules 1.1(c) and 4.13. The Owned Real Estate, together with the real estate subject to the Real Estate Contracts, includes all the real property, easements, rights of way, and other real property interests necessary to conduct the business and operations of the Stations as now conducted. Except for the KORG Encroachment (as defined in Section 6.17), none of the buildings, structures, improvements or fixtures constructed on any Owned Real Estate or any Leased Real Estate, including, but not limited to, all towers, guy wires and guy anchors and ground radials, encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance in all material respects with all "set back" lines, easements, covenants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. All buildings, structures, towers, antennae, improvements and fixtures comprising part of the real properties owned or leased by Seller are in reasonably good operating condition, have no latent structural mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of the Stations as presently conducted. There is no pending or, to the best knowledge of Seller, threatened condemnation or other legal proceeding or action of any kind relating to the Owned Real Estate or real estate subject to the Real Estate Contracts and/or title thereto.

              4.5 FCC Licenses. (a) The Seller holds the FCC Licenses and all other material permits and authorizations necessary for or used in the operations of the Stations, and each of the FCC Licenses is, and all such permits and authorizations are, in full force and effect and are unimpaired by any act of Seller or their respective partners, officers, employees, agents or affiliates, and none is subject to any restrictions or conditions which would limit in any respect the full operation of the Stations as now operated (other than those appearing on the face of such FCC Licenses or otherwise generally applicable to broadcast stations such as the Stations). Schedule 1.1(a) contains a true and complete list of the FCC Licenses currently in effect and all such material permits and authorizations (showing, in each case, the license number and the expiration date) from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with the Stations). Seller has delivered to Buyer true and complete copies of the FCC Licenses and the other licenses, permits and authorizations listed in Schedule 1.1(a), including any and all amendments and other modifications thereto. Except as set forth on
Schedule 1.1(a), no application, action or proceeding is pending or, to the best of Seller's knowledge, threatened for the non-renewal or modification of any of the FCC Licenses or any of such permits or authorizations, and no application, action or proceeding is pending or, to the best of the Seller's knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of any of the FCC Licenses or any of such permits or authorizations, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Stations.

                   (b) The Stations are operated in compliance in all material respects with the FCC Licenses and the other licenses, permits and authorizations listed in Schedule 1.1(a). Except as set forth on Schedule 1.1(a), the Stations are licensed by the FCC to operate and are operating with maximum facilities as designated in their FCC Licenses. Except as set forth on
Schedule 4.5, the Stations are not short-spaced, on a grand-fathered basis or otherwise, to any existing station, outstanding construction permit or pending application therefor, domestic or international, or to any existing or proposed broadcast radio allotment, domestic or international.

                   (c) To the best of Seller's knowledge, the Stations are not causing objectionable interference to the transmissions of any other broadcast station or communications facility nor have the Stations received any complaints with respect thereto. To the best of Seller's knowledge, no other broadcast station or communications facility is causing objectionable interference to transmissions of the Stations or the public's reception of such transmissions.

                   (d) All material reports, forms, fees and statements required to be filed or paid by Seller with the FCC with respect to the Stations since the earlier of the (i) acquisition of the Stations by Seller or (ii) grant of the last renewal of the FCC Licenses have been filed and are substantially complete and accurate. To the best of Seller's knowledge, there are no facts which, under the Communications Act of 1934, as amended (the "Communications Act"), or the existing rules and regulations of the FCC, would disqualify Seller as assignor of the FCC Licenses or cause the FCC Licenses and the other licenses, permits and authorizations listed in Schedule 1.1(a) not to be renewed in their ordinary course. The operation of the Stations and all of the Assets are in compliance in all respects with ANSI Radiation Standards C95.1 - 1992.

              4.6 Call Letters. The Seller has the right to the use of the call letters "KORG(AM)", and "KEZY-FM", pursuant to the rules and regulations of the FCC.

              4.7 Operation of the Stations. The operation of the Stations and all of the Assets are in compliance (a) in all respects with all applicable engineering standards required to be met under applicable FCC rules and all other rules, regulations, requirements and policies of the FCC, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and (b) in all material respects with all other applicable federal, state and local rules, regulations, requirements and policies, and to the best of Seller's knowledge, there are no existing claims to the contrary.

              4.8 Financial Statements. The Seller has previously delivered to the Buyer the balance sheets of the Stations as of December 31, 1995, 1996 and 1997 and the related statements of income for the years then ended. All of those financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are in accordance with Seller's books and records, and fairly present in all material respects the financial position and the results of operations of the Stations as of the date and for the period indicated.

              4.9 Absence of Certain Changes. Since December 31, 1997, the Seller has operated the business of the Stations in the usual and ordinary course and substantially consistent with its past practice with respect to the Stations, and, except as set forth on Schedule 4.9:

                   (a) The Seller has not, with respect to the Stations, entered into any transaction or incurred any liability or obligation that is material to the business or operation of the Stations except in the ordinary course of its business;

                   (b) The Seller has not sold or transferred any of the assets of the Stations other than in the ordinary course of business consistent with past practice;

                   (c) The Seller has not incurred any indebtedness with respect to the Stations other than indebtedness to trade creditors incurred in the ordinary course of business, or created, assumed or suffered any Lien on any of the Assets; and

                   (d) The Seller has not granted or agreed to grant any increase in any rate or rates of salaries or compensation or other benefits or bonuses payable to employees of the Stations, except for increases in accordance with the Seller's past employment practices, and has not granted or agreed to effect any changes in the Seller's management personnel, policies or employee benefits.

              4.10 [Reserved].

              4.11 Intangible Assets. Schedule 1.1(e) contains a complete list of the Intellectual Property used by the Seller in the operation of the Stations. Except as set forth on Schedule 4.11, the Seller owns, free and clear of any Liens, all of the Intellectual Property listed on Schedule 1.1(e). The Seller is not operating the Stations in a manner that infringes in any material respect on any patent, copyright, service mark, trade name, logo, jingle, slogan or trademark of any third party or otherwise violates in any material respect the rights of any third party, and no claim has been made or threatened against the Seller alleging any such violation. To the best of the Seller's knowledge, there has been no material violation by others of any right of the Seller in any trademark, trade name, logo, jingle or slogan used in the operation of the Stations. To the extent that any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested by the licensor thereof or any third party. All computer software used in the business or operations of the Stations is properly licensed to Seller, and all of Seller's uses of such computer software are authorized under such licenses. Except as set forth on Schedule 4.11, all of Seller's right, title and interest in and to the Intellectual Property and computer software is assignable to Buyer on the Closing Date, and upon such assignment, Buyer shall receive all of Seller's right, title, and interest in and to all tangible and intangible property rights existing in the Intellectual Property.

              4.12 Litigation; Compliance with Laws. Except as set forth on
Schedule 4.12, there is no litigation, proceeding or governmental investigation pending or, to the best of the Seller's knowledge, threatened, or any order, injunction or decree outstanding, against the Seller relating to the Stations or the Assets, which if adversely determined might (i) have an adverse effect on the operations of the Stations, (ii) delay approval by the FCC of the transactions contemplated by this Agreement, or (iii) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on
Schedule 4.12, the Seller is not in violation of any law, regulation or ordinance or any other requirement of any governmental body or court with respect to the operation of the Stations, which violation would have a material adverse effect upon the operations or business of the Stations taken as a whole, and no notice has been received by the Seller alleging any such violation. Seller is not in default in any material respect with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relate to the transactions contemplated hereby.

              4.13 List of Agreements, etc. Schedules 4.13(a) and 4.14 together contain, with respect to the Stations, a complete list of the following (collectively "Contracts"):

(a) all future commitments and other agreements for the purchase of materials, supplies or equipment; (b) all notes and agreements relating to any indebtedness of the Seller that is secured by any of the Assets; (c) all leases or other rental agreements under which the Seller is either lessor or lessee related to the operations or business of the Stations; (d) all "barter" and "trade" agreements; (e) all collective bargaining agreements; and (f) all other agreements, commitments and understandings (written or oral). True and complete copies of all written Contracts referred to on Schedules 4.13 and 4.14 have been delivered to the Buyer. Those Contracts, if any, where consent to assignment is required and that Seller and Buyer have agreed are material to the operation of the Assets and the valid assignment of which is a condition to the consummation of the transactions contemplated hereby (the "Material Contracts") are listed on
Schedule 4.13(b).

              4.14 Employees. Schedule 4.14 contains a true and complete list of all persons employed at the Stations, including date of hire, a description of material compensation arrangements and a list of other terms of any and all agreements affecting such persons and their employment by Seller. Seller has received no written notice that any employee intends to terminate his or her employment relationship with the Stations upon the execution of this Agreement or after the closing. Except as set forth in Schedule 4.14, the Seller is not a party to or bound by any fringe benefit or other non-cash compensation plan covering persons employed at the Stations, or any pension, thrift, annuity, retirement, savings, profit sharing or deferred compensation plan or agreement covering persons employed at the Stations, or any bonus, vacation, holiday, sick leave, group insurance, health or other personal insurance or other incentive or benefit agreement, plan or arrangement covering persons employed at the Stations. Except as set forth on Schedule 4.14, the Seller does not have any severance policy and no employee of the Stations is entitled to any severance payment, either by law or by agreement, upon the termination of his or her employment. Except as set forth on Schedule 4.14, no employee of the Stations is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to any employee of the Stations nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of

Seller. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller relating to the Stations.

              4.15 Status of Agreements. All Contracts to be assumed by the Buyer were entered into in the ordinary course of the business of the Stations. Each of the Contracts is presently in full force and effect in accordance with its terms and, except as set forth on Schedule 4.15, Seller has complied in all material respects with all written and oral Contracts, and the Seller is not in default, and, to the best of the Seller's knowledge, no other party is in default under any Contract referred to in Section 4.13 or 4.14.

              4.16 Insurance. Schedule 4.16 contains a complete list of all of the Seller's insurance policies relating to the operation of the Stations specifying the policy limit, type of coverage, location of the property covered, annual premium, premium payment date and expiration date of each of the policies.

              4.17 Labor Matters. Except as set forth on Schedule 4.17, with respect to the Stations (a) there is no unfair labor practice charge or complaint against the Seller pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the best of the Seller's knowledge, none is or has been threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Seller and, to the best of the Seller's knowledge, none is or has been threatened; and (c) no grievance which might have an adverse effect on the conduct of the operations of the Stations taken as a whole or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best of the Seller's knowledge, none is or has been threatened.

              4.18 Environmental Matters. Except as set forth on Schedule 4.18, with respect to (i) the Owned Real Estate or the real estate related to the Real Estate Contracts or (ii) the operations of the Stations:

                   (a) Seller and all of the Owned Real Estate and the Leased Real Estate are in compliance in all material respects with all federal, state and local laws relating to pollution, the protection of human health or the environment, including, but not limited to, laws relating to emissions, discharges, releases or threatened releases of Materials of

Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products that are regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health ("Environmental Laws").

                   (b) To the best of Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any material claim against, or any material violation by, Seller or either Station (or, after the closing, the Buyer).

                   (c) Except as set forth on Schedule 4.18, (1) there are no underground storage tanks located on the Owned Real Estate or the Leased Real Estate, (2) there is no friable asbestos contained in or forming part of any building, building component, structure or office space at the Owned Real Estate or the Leased Real Estate, (3) no polychlorinated biphenyls (PCBs) in concentrations or amounts regulated under the Environmental Laws are used or stored at the Owned Real Estate or the Leased Real Estate, (4) none of the electrical equipment located at the Owned Real Estate or Leased Real Estate contains any PCBs in concentrations or amounts regulated under the Environmental Laws, and (5) there are no on-site locations where Seller has stored, disposed or arranged for the disposal of Materials of Environmental Concern (other than small quantities of Materials of Environmental Concern used in the normal course of maintenance and operation of the Stations that are stored or disposed of in compliance with applicable Environmental Laws).

              4.19 ERISA. Schedule 4.19 lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or maintained by the Seller or the Stations for the benefit of employees of the Stations, and except as disclosed in Schedule 4.19, Seller has complied in all respects with all laws relating to the employment of labor, including, without limitation, ERISA and other laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

              4.20 [Reserved]

              4.21 Finders, Brokers. Neither Seller nor anyone acting on its behalf has taken any action that, directly or indirectly, would obligate Buyer to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated by this Agreement.

              4.22 Undisclosed Liabilities. No liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Stations or the Assets exists which could after the Closing Date result in any form of transferee liability against Buyer or subject the Assets to any Liens or otherwise affect the full, free and unencumbered use of the Assets by Buyer.

              4.23 Taxes. Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it with respect to the Stations and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by it thereunder. All returns and forms with respect to the Stations which have been filed have been true and correct in all material respects, and no tax or other payment in an amount other than as shown on such returns and forms is required to be paid by Seller thereunder and has not been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect the Assets or the operation of the Stations by Buyer, and Seller has not been advised that any of its returns, federal, state, local or foreign with respect to the Stations have been or are being audited. Seller will immediately satisfy any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes) which could result in any Liens on the Assets after conveyance thereof to Buyer or in any other form of transferee liability to Buyer.

                                    ********

         Whenever in this Article 4 a warranty or representation is qualified by a word or phrase referring to Seller's knowledge, it shall mean to the best of such party's actual knowledge after having made due inquiry of the officers, employees, representatives and agents of Seller who would be expected to have knowledge of the matter, and with respect to the condition of any Assets, records or other object, if such person inspected it.

         5. Representations and Warranties by the Buyer. The Buyer represents and warrants to the Seller as follows:

              5.1 The Buyer's Organization and Authority. The Buyer is a corporation duly organized and validly existing under the laws of the State of Ohio, is authorized to do business in the State of California and has the full corporate power and authority to enter into and perform this agreement and to own and operate the Stations.

              5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action of the Buyer and this Agreement constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              5.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by the Buyer will not (a) conflict with the Buyer's certificate of incorporation or code of regulations and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Buyer is a party or by which the Buyer is bound or (b) constitute a violation by the Buyer of any law applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this agreement, except for the filings referred to in Section 6.1.

              5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this Agreement.

              5.5 Buyer's Qualification. Except as set forth on Schedule 5.5, to the best of the Buyer's knowledge, it is legally, financially and otherwise qualified under the rules and regulations of the FCC and the Communications Act of 1934, as amended, to become the owner, operator and licensee of the Stations.

              5.6 Finders, Brokers. Neither the Buyer nor anyone acting on its behalf has taken any action that, directly or indirectly, would obligate the Seller to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated by this Agreement.

         6. Further Agreements of the Parties.

              6.1  Filings.

                   (a) As soon as practicable, but in no event later than five
(5) business days after the date of this Agreement, the parties shall file with the FCC an application requesting consent to the assignment of the FCC Licenses and transactions contemplated by this Agreement ("FCC Consent"); the parties shall with due diligence take all reasonable steps necessary to expedite the processing of such application and to secure the FCC Consent as expeditiously as practicable (but neither Buyer nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Seller or upon any of their respective affiliates). If the FCC Consent imposes any condition on Buyer or Seller or any of their respective affiliates, such party shall use its best efforts to comply with such condition; provided, however, that neither Buyer nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Section 10 hereof. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC application to be prepared by it and in connection with the processing of that application. All filing fees, if any, paid to the FCC shall be split equally between the Buyer and the Seller.

                   (b) Within thirty (30) days after the execution of this Agreement, the Seller and the Buyer shall, in cooperation with the other, file in connection with the transactions contemplated by this Agreement any reports or notifications that may be required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with each of the Department of Justice and the Federal Trade Commission, and the Seller and the Buyer shall comply promptly with all requests for further documents and information made by the Department of Justice or the Federal Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

              6.2 Operations of the Stations. From the date of this Agreement through the Closing Date, Seller covenants and agrees with respect to the Stations that, except as expressly permitted by this Agreement or with the prior written consent of Buyer, Seller shall act in accordance with the following:

                   (a) The Seller shall operate the business of the Stations in the usual and ordinary course and substantially consistent with past practices and in substantial conformity with (i) the FCC Licenses, the Communications Act, and the rules and regulations of the FCC, and (ii) all other laws, ordinances, regulations, rules or orders relating to the operations of the Stations;

                   (b) The Seller shall use reasonable efforts, consistent with its past practices, (i) to preserve the business organization of the Stations intact and to preserve the goodwill and business of the advertisers, suppliers and others having business relations with the Stations, (ii) to retain the services of the employees of the Stations, (iii) to preserve all Intellectual Property, and related registrations, of the Stations, and all slogans and logos, owned by it or in which it has any rights, and (iv) retain the current format of each of the Stations;

                   (c) The Seller shall not (i) enter into any transaction or incur any liability or obligation that is material to the business or operations of the Stations or (ii) sell, lease or dispose of or commit to sell, lease or dispose of any of the Assets, except as permitted pursuant to Section 1.1(b) hereof;

                   (d) The Seller shall not, except with the Buyer's prior approval, (i) enter into or renew any lease, commitment or other agreement relating to the Stations that, if entered into prior to the date of this agreement, would have been required to be included on Schedule 4.13 or 4.14 (or that would require receipt of a consent or approval required to be included on
Schedule 4.3), (ii) enter into any new time sale agreement for the Stations except in the ordinary course of business for cash, barter or trade and consistent with past practices, (iii) cause or take any action to allow any Contract relating to the Stations to lapse (other than in accordance with its terms), to be amended or modified in any respect, or otherwise to become impaired in any material manner, except in the ordinary course of business, (iv) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations except for increases to be given in the ordinary course of business consistent with past practices, (v) grant or agree to grant any specific bonus or increase to any executive or management employee of the Stations whose total annual compensation after the increase would be at an annual rate in excess of $35,000 except in the ordinary course of business and consistent with past practices, (vi) provide for any new pension, retirement or other employment benefits for employees of the Stations or any increase in any existing benefits, establish any new employee benefit plan or amend or modify any existing employee benefit plan, or otherwise incur any obligation or liability under any employee benefit plan materially different in nature or amount from obligations or liabilities incurred during similar periods in prior years, (vii) create, assume or permit to exist any Liens or rights affecting any of the Assets, except for those in existence on the date of this Agreement or disclosed in Schedules 4.13(a) and 4.4(a) or (b), (viii) change the call letters of either of the Stations, or (ix) knowingly take any action which would cause any representation or warranty contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement;

                   (e) The Seller shall (i) maintain all of its assets relating to the Stations in customary repair, maintenance and condition, except to the extent of normal wear and tear, and repair or replace, consistently with past practice and subject to the provisions of Section 11, any Asset that may be damaged or destroyed, and (ii) maintain or cause to be maintained adequate general public liability insurance on the Assets and business of the Stations consistent with broadcast industry standards for similar stations;

                   (f) Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyer thereof and will use its best efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement;

                   (g) Seller shall provide Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 4 or any Schedule;

                   (h) Within thirty (30) days of the end of each calendar month, Seller shall deliver to Buyer an unaudited statement of revenue and expenses of Seller and a balance sheet for the month then ended (collectively, the "Interim Financial Statements"). Seller shall also furnish to Buyer any other information prepared by Seller concerning the financial condition and results of operations of the Stations that Buyer may reasonably request; and

                   (i) Seller shall cooperate, and use its reasonable best efforts to cause its independent accountants to reasonably cooperate, with Buyer in order to enable Buyer to have Seller's or Buyer's independent accountants prepare (at Buyer's expense) audited financial statements for the Stations for the most recently completed fiscal year-end; provided Buyer shall reimburse Seller for all out-of-pocket expenses in connection therewith. Without limiting the generality of the foregoing, Seller agrees that it will: (i) consent to the use of such audited financial statements in any registration statement or other document filed by Buyer or any of its affiliates under the Securities Act of 1933 or the Securities and Exchange Act of 1934, and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as Seller's or Buyer's independent accountants may reasonably request under the circumstances.

              6.3 No Control. Between the date of this Agreement and the Closing Date, the Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations, but such operations shall be solely the responsibility of the Seller and, subject to the provisions of Section 6.2, shall be in its complete discretion.

              6.4 Access to Information. Prior to the closing, the Buyer and its representatives may make such investigation of the property, assets and businesses of the Stations as it may desire, and the Seller shall give to the Buyer and to its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours throughout the period prior to the closing to all of the assets, books, commitments, agreements, records and files of the Seller relating to the Stations, and the Seller shall furnish to the Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Stations as the Buyer reasonably may request.

              6.5 Confidentiality.

                   (a) Subject to the requirements of applicable law, Buyer (until the Closing Date), and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement ("Confidential Information"); provided that, any of the parties hereto may furnish such Confidential Information to its employees, agents and representatives who need to know such Confidential Information (including its financial and legal advisers, its banks and other lenders) (collectively, "Representatives"). Each party hereto shall, and shall cause each of such party's Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party shall return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby.

                   (b) Notwithstanding anything to the contrary contained in
Section 6.5(a), no party shall be required to keep confidential or return any Confidential Information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party.

                   (c) Notwithstanding anything to the contrary in this Agreement, each of Buyer and its affiliates and Seller shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies, make such press releases and other public statements and announcements ("Releases") and filings thereunder ("Filings") as Buyer or its affiliates or Seller, as the case may be, deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby. Each party shall use reasonable efforts to provide the other with a copy of any Releases or Filings before any publication or filing of same; the other party may make comments with respect to any such Releases or Filings provided to it, provided however, the providing party shall not be required to incorporate any such comments to the Releases or Filings.

              6.6 Sales Taxes; Transfer Taxes. Sales taxes and any stamp or transfer taxes, real or personal property taxes or recording fees payable in connection with the sale of the Assets shall be paid in accordance with local custom.

              6.7 Employee Matters. On the Closing Date Buyer shall offer employment to all of the Stations' employees listed on Schedule 4.14 and any employee hired by Seller after the date of this Agreement to replace any employee listed on Schedule 4.14, for job responsibilities and compensation generally comparable to the employees' current positions as set forth on
Schedule 4.14 (the "Hired Employees"). Seller shall provide Buyer access to its personnel records and personnel files, and shall provide such other information regarding Seller's employees as Buyer may reasonably request prior to the Closing Date. Seller shall be responsible for the payment of all compensation and accrued employee benefits (except that the liability with respect to vacation days accrued in calendar year 1998 only which remain unused as of the last day of employment with Seller ("Accrued 1998 Vacation") shall be the responsibility of Buyer). No Hired Employees shall be entitled to receive from Buyer credit for any accrued vacation days, sick days, personal days, paid time off or other such days; provided however, that (i) all Hired Employees shall receive prior years' service credit for purposes of entitlement to vacation, sick days and other similar days and all of Buyer's other employee benefit plans, and (ii) all Hired Employees who have 1998 Accrued Vacation shall be entitled to receive, in Buyer's sole discretion in order to preserve the orderly operations of the Stations following the closing: (a) payment for all 1998 Accrued Vacation, (b) days off in calendar year 1998 or up to one (1) week in calendar year 1999 (to be taken prior to April 1, 1999) for such 1998 Accrued Vacation, or (c) a combination of (a) and
(b). With respect to group health coverage, any Hired Employee and his or her dependents who are presently participating in Seller's group health plan shall be entitled to immediately participate in Buyer's health plan as of the Closing Date without regard to preexisting conditions and without any waiting periods and Buyer's health plan shall credit any monies paid under Seller's health plan by any Hired Employee (or their dependents) toward any deductibles, co-pays or other maximums under Buyer's plan during the first plan year after the Closing Date. However, Hired Employees who are not currently participating in Seller's health plan who wish to join Buyer's health plan are subject to the terms and conditions under Buyer's plan with regard to participation, including limits, if any, on coverage for preexisting conditions. Seller acknowledges and agrees that it, and not Buyer, is, and after the Closing Date shall remain, solely responsible for any and all wages, compensation, commission, bonuses, severance pay, insurance, supplemental pension, deferred compensation, retirement and any other benefits, premiums and claims (other than 1998 Accrued Vacation), due, to become due, committed, accrued or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee or current employee of Seller, relating to the period up to and including the Closing Date. Buyer, as purchaser of the Assets, shall assume no employee benefit plans, programs, policies, or practices, whether or not set forth in writing, maintained by Seller at any time.

                   The employees of the Station participate in the Seller's 401(k) Plan for radio employees (the "401(k) Plan"). If an employee of the Station who participates in the 401(k) Plan and becomes an employee of the Buyer on or after the Closing Date (a "401(k) Employee") is entitled to and receives an "eligible rollover distribution" (as defined under Section 402(c)(4) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder) from the 401(k) Plan at any time on or after the Closing Date in accordance with applicable law (including, without limitation, Code Section 401(k) (2)(B)), the Buyer shall permit any such 401(k) Employee to rollover (whether by direct or indirect rollover, as selected by such employee) his or her eligible rollover distribution from the 401(k) Plan to a retirement plan maintained by the Buyer that is qualified under Section 401(a) of the Code ("Buyer's Plan"). Buyer's Plan shall not impose any waiting periods, service requirements or other limitations that would prohibit any 401(k) Employee from rolling over an eligible rollover distribution from the 401(k) Plan into Buyer's Plan at any time following the Closing Date. The Buyer shall amend Buyer's Plan to the extent necessary in order to effectuate the transactions contemplated under this Section 6.7(d). The Seller and the Buyer shall cooperate with each other (and cause the trustees of the 401(k) Plan and Buyer's Plan to cooperate with each other) with respect to the rollover of the distributions to the 401(k) Employees.

              6.8 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement, except where specific expenses have been otherwise allocated by this Agreement.

              6.9 Further Assurances. At any time and from time to time after the closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other action as the other may request to carry out the transactions contemplated by this Agreement. For a period of three (3) years after the closing, each party shall grant the other reasonable access during normal business hours upon reasonable prior notice to the books and records of that party for the purpose of complying with any applicable law or governmental rule or request relating to the period during which the other party operated the Stations or as otherwise reasonably required.

              6.10 Notification. Seller agrees to notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyer if any of the normal broadcast transmissions of the Stations are interrupted, interfered with or in any way impaired, and shall provide Buyer with prompt written notice of the problem and the measures being taken to correct such problem.

              6.11 No Inconsistent Action. Seller shall not knowingly take any action which is inconsistent with its obligations under this Agreement or any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

              6.12 Closing. On the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.

              6.13 Exclusivity. Seller agrees that, commencing on the date hereof through the closing or earlier termination of this Agreement, Buyer shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, any partner, nor any officer, employee or other representative or agent of Seller or its partners: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and Seller will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 6.13.

              6.14 Consents to Assignment. To the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. Except in the case of Material Contracts, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the closing to the transfer and assignment to Buyer of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its reasonable best efforts to provide Buyer with the financial and business benefits of such Contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such Contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof. Seller shall use reasonable efforts to obtain at the earliest practical date all consents and approvals referred to in Section 4.3 and an estoppel certificate from the landlord of the Stations' studios.

              6.15 Bulk Sales Laws. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including, but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

              6.16 Accounts Receivable. Buyer acknowledges that all accounts receivable arising prior to the Closing Date in connection with the operation of the Stations, including but not limited to any such accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller (the "Seller

Accounts Receivable") and that Buyer shall not acquire any beneficial right or interest therein or responsibility therefor. For a period of one hundred twenty
(120) days from the Closing Date ("Collection Period"), Buyer, as Seller's agent, shall use reasonable efforts to collect the Seller Accounts Receivable in the normal and ordinary course of Buyer's business and shall apply all such amounts collected to the debtor's oldest Seller Account Receivable first, except that any such accounts collected by Buyer from a person who is debtor of Seller Accounts Receivable and also indebted to Buyer may be applied to Buyer's account receivable if so directed by the debtor if there is a bona fide dispute between Seller and such account debtor with respect to the Seller Account Receivable, in which case the Buyer shall notify the Seller of such dispute and after such notification Seller shall have the right to pursue collection of such account and to avail itself of all legal remedies available to it. Buyer's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. During the Collection Period, neither Seller nor their agents shall make any direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due. After the Collection Period, Buyer shall reasonably cooperate with Seller, at Seller's expense, as to any litigation or other collection efforts instituted by Seller to collect any delinquent Seller Accounts Receivable. Any amounts relating to the Seller Accounts Receivable that are paid directly to the Seller shall be retained by the Seller (less any commissions and/or other expenses due thereon, which Seller agrees to timely pay), but Seller shall provide Buyer with prompt notice of any such payment. Within twenty (20) days after each month during the Collection Period, Buyer shall make a payment to Seller equal to the amount of all collections of Seller Accounts Receivable during such month less any commissions and/or other expenses due thereon (which Buyer is hereby directed to pay on Seller's behalf). At the end of the Collection Period, any remaining Seller Accounts Receivable shall be returned to Seller for collection.

              6.17 KORG Encroachment; FCC Form 302. (a) To remedy the encroachment onto an adjoining lot of a guy wire at the KORG tower site (the "KORG Encroachment"), at its expense Seller shall use its best efforts to either
(i) obtain an easement, in an insurable, recordable form reasonably acceptable to Buyer, from the fee owner of the property, which may be known as "Lot 25", adjoining the KORG tower site, which easement permits the use of, and access to, sufficient real property of such fee owner for the placement, maintenance, repair, replacement and service of the guy anchor at the KORG tower site which encroaches on the adjoining lot, or (ii) move the guy anchor at the KORG tower site which currently encroaches on the adjoining lot to a spot reasonably acceptable to Buyer at the KORG tower site owned by Seller, which spot does not encroach on any adjoining lot.

                   (b) Seller shall use its best efforts to file with the FCC on or before the earlier to occur of (i) November 18, 1998, and (ii) the Closing Date, an application on FCC Form 302 (the "Form 302 Filing") for a license for KORG(AM) to cover construction permit no. BP-950320AB, which Form 302 Filing shall be in form and substance reasonably satisfactory to Buyer's consulting engineer, or, if Seller is unable to then file such application, Seller shall file for an extension of the construction permit until May 18, 1999.

                   (c) If at the time of the closing Seller has not remedied the KORG Encroachment or effected the Form 302 Filing, Seller shall cooperate with Buyer in all reasonable respects to remedy the KORG Encroachment or effect the Form 302 Filing as soon as practicable after the closing.

         7. Conditions Precedent to Closing.

              7.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligation to consummate the purchase under this Agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

                   (a) all representations and warranties of the Seller under this Agreement shall be true and correct in all material respects at and as of the time of the closing with the same effect as though those representations and warranties had been made again at and as of that time, except that where a representation or warranty is already qualified by "materiality" or words of similar import, the representation or warranty shall be true and correct in all respects (giving effect to such qualification);

                   (b) the Seller shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the closing;

                   (c) the FCC shall have granted the FCC Consent which, subject to Section 3.1, shall have become a Final Order, without any condition or qualification materially adverse to the Buyer or the operations of the Stations;

                   (d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

                   (e) the Seller shall have duly obtained, without any condition materially adverse to the Buyer, all consents and approvals set forth on Schedule 4.13(b);

                   (f) no suit, action or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which:
(a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding;

                   (g) Seller shall be the holder of the FCC Licenses and all other material licenses, permits and other authorizations listed in Schedule 1.1(a), there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Stations or the operations thereof, and no proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or adversely modify the FCC Licenses or any other material licenses, permits or other authorizations listed in Schedule 1.1(a);

                   (h) Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer; and

                        (i) the Buyer shall have been furnished with a certificate of an officer of the Seller, dated the Closing Date, in form and substance satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and (b).

              7.2 Conditions Precedent to the Obligations of the Seller. The Seller's obligation to consummate the sale under this Agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Seller):

                   (a) all representations and warranties of the Buyer under this agreement shall be true and correct in all material respects at and as of the time of the closing with the same effect as though those representations and warranties had been made at and as of that time;

                   (b) the Buyer shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the closing;

                   (c) the FCC shall have granted the FCC Consent, which, subject to Section 3.1, shall have become a Final Order, without any condition or qualification materially adverse to the Seller;

                   (d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

                   (e) no suit, action or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which:
(a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) seeks material damages on account of the consummation of any transaction contemplated hereby; and

                   (f) the Seller shall have been furnished with a certificate of an officer of the Buyer, dated the Closing Date, in form and substance satisfactory to the Seller, certifying to the fulfillment of the conditions set forth in Sections 7.2(a) and (b).

         8.   Transactions at the Closing.

              8.1 Documents to be Delivered by the Seller. At the closing, the Seller shall deliver to the Buyer the following:

                   (a) such bills of sale, assignments, deeds or other instruments of transfer and assignment, all in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer title to the Assets in accordance with Section 4.4;

                   (b) an opinion of Proskauer Rose LLP, counsel to the Seller, dated the Closing Date, in substantially the form of Exhibit 8.1(b);

                   (c) an opinion of Wiley, Rein & Fielding, FCC counsel to the Seller, dated the Closing Date, in substantially the form of Exhibit 8.1(c);

                   (d) the certificate referred to in Section 7.1(i); and

                   (e) copies of all consents and approvals received pursuant to
Section 6.14;

                   (f) governmental certificates showing that Seller: (1) is duly organized and in good standing in the State of Delaware, and authorized to do business in the State of California, and (2) has filed all returns, paid all taxes due thereon and is currently subject to no assessment in such states, each certified as of a date not more than ten (10) business days before the Closing Date; and

                   (g) at the time and place of closing, originals of all program, operations, transmission or maintenance logs and all other records maintained by the Stations, including the public files of the Stations, shall be left at the Stations and thereby delivered to Buyer (Seller having the right to retain or make copies of any thereof).

              8.2 Documents to be Delivered by the Buyer. At the closing, the Buyer shall deliver to the Seller the following:

                   (a) wire transfer of funds in the amount provided in Section 2.2(b);

                   (b) instruments, in form and substance reasonably satisfactory to the Seller and its counsel, pursuant to which the Buyer shall assume the obligations of the Seller to be assumed by the Buyer pursuant to
Section 2.1(b);

                   (c) an opinion of Graydon, Head & Ritchey, counsel to the Buyer, dated the Closing Date, in substantially the form of Exhibit 8.2(c); and
(d) the certificate referred to in Section 7.2(f).

         9.   Survival of Representations and Warranties; Indemnification.

              9.1 Survival. All representations and warranties (together, "Warranties") and all covenants and agreements (together, "Agreements") of the Seller and the Buyer contained in this Agreement shall survive the Closing Date. Neither party shall, however, have any liability for misrepresentation or breach of any Warranties or Agreements hereunder except to the extent that notice of a claim is asserted in writing and delivered to the other party not later than twelve (12) months after the Closing Date. Any notice of a claim for misrepresentation or breach of Warranties or Agreements shall state specifically the Warranties or Agreements with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim. The consummation by the Seller or the Buyer of the purchase and sale contemplated by this Agreement with knowledge of a misrepresentation or breach of Warranty by the other party shall be considered a waiver of any claim with respect to that misrepresentation or breach of Warranty. Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Seller may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

              9.2  Indemnification.

                   (a) Subject to Sections 9.1 and 9.3, the Seller shall indemnify and hold harmless the Buyer against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) (together, "Losses"), that the Buyer may suffer, sustain or become subject to as a result of (i) any misrepresentation by the Seller or any breach by the Seller of any

Warranties or Agreements contained in this Agreement, (ii) the failure by the Seller to pay, perform or discharge when due any of the Seller's Retained Liabilities or (iii) the KORG Encroachment or the failure to effect, or any additional expenses incurred to effect, the Form 302 Filing, in either case without giving effect to the Seller's Threshold (as defined in Section 9.3).

                   (b) Subject to Section 9.1, the Buyer shall indemnify and hold harmless the Seller against all Losses that the Seller may suffer, sustain or become subject to as a result of (i) any misrepresentation by the Buyer or any breach by the Buyer of any Warranties or Agreements contained in this Agreement, and (ii) the failure by Buyer to pay, perform or discharge any of the Assumed Liabilities.

                   (c) If any claim is made against the Buyer that, if sustained, would give rise to a liability of the Seller under this Agreement, or otherwise, the Buyer promptly shall cause notice of the claim to be delivered to the Seller and shall afford the Seller and its counsel, at the Seller's expense, the opportunity to defend or settle the claim. If such notice and opportunity are not given, or if the claim is settled without the Seller's consent, the Seller shall not have any liability to the Buyer with respect to the claim. The Buyer shall cooperate with the Seller in the defense of the claim and may, at its own expense, participate in the defense, but complete control of the defense shall remain with the Seller.

              9.3 Limitation on Liability. Notwithstanding anything to the contrary in this Agreement;

                   (a) the Seller shall not be liable to the Buyer for misrepresentation or breach of Warranty except to the extent that the aggregate amount of loss, liability, damage and expense incurred as a result of all such misrepresentations and breaches of Warranty exceeds the sum of $250,000 ("Seller's Threshold");

                   (b) the aggregate liability of the Seller to the Buyer for indemnification or otherwise under this Agreement shall be limited solely to the Indemnity Escrow Amount; and

                   (c) the Buyer shall have no other recourse against the Seller or its partners with respect to such indemnity obligations or otherwise arising under this Agreement.

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



         10.  Termination.

              10.1 Termination. Except with respect to provisions that expressly survive termination, this Agreement may be terminated:

                   (a) by written agreement of the Buyer and the Seller;

                   (b) by the Buyer as provided in Section 11;

                   (c) by the Buyer or the Seller, by notice to the other, if the FCC designates for an administrative hearing or denies the application for FCC Consent contemplated by this Agreement;

                   (d) by written notice of Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer;

                   (e) by written notice of Seller to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; or

                   (f) by written notice of Buyer to Seller, or Seller to Buyer, if the closing shall not have been consummated on or before the outside date specified in Section 3.2.

              10.2 Liability. The termination of this Agreement under this
Section 10 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

              11. Risk of Loss. The risk of loss or damage to any of the Assets shall be on the Seller prior to the closing and thereafter shall be on the Buyer. If any material Asset is damaged or destroyed prior to the Closing Date (any such event being referred to as an "Event of Loss"), the Seller shall immediately notify Buyer in writing of the Event of Loss. The notice shall specify with particularity the loss or damage incurred, the cause of the Event of Loss, if known or reasonably ascertainable, and the applicable insurance coverage. If the Seller elects to repair, replace or restore the Asset and the Asset so damaged or destroyed cannot be completely repaired, replaced or restored by the scheduled date of the closing but can be accomplished within 90 days after that date, the date of the closing shall be postponed for up to that 90-day period to allow the Seller an opportunity to repair, replace or restore the Asset (and the outside date in Section 3.2 and 10.1(f) shall be extended by the period of the postponement). If the Seller does not elect to repair, replace or restore the Asset or if the repair, replacement or restoration cannot be accomplished within that 90-day period, the Buyer may elect, by written notice to the Seller within 20 days after the Buyer has received notice that an Event of Loss has occurred or that the repair, replacement or restoration cannot be so completed:

                   (a) to close the transaction on the scheduled date of the closing and accept the damaged Asset as is (and Seller shall assign all insurance proceeds from the Event of Loss to Buyer, except to the extent applied by Seller to repair or replace the damaged Asset); or

                   (b) to terminate this Agreement without liability, in which event the Escrow Agent shall return Seller's Deposit Amount to the Buyer.

                   If the date of the closing is postponed beyond the time specified in Section 3.2, the parties shall amend their application or applications to the FCC to request an extension of the date of closing.

         12. Miscellaneous.

              12.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, by facsimile (with receipt confirmed) or when mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

                        To the Buyer, to it at:

                        Randy Michaels, President
                        Citicasters Co.
                        50 East RiverCenter Boulevard

                        12th Floor
                        Covington, Kentucky 41011
                        Fax:  (606) 655-9345

                        with a copy to:

                        Graydon, Head & Ritchey
                        1900 Fifth Third Center
                        511 Walnut Street
                        Cincinnati, Ohio 45202
                        Attention:  John J. Kropp, Esq.
                        Fax:  (513) 651-3836

                        if to Seller, to it at:

                        350 Park Avenue
                        16th Floor
                        New York, New York  10022
                        Attention: Elizabeth McNeyYates
                        Fax:  (212) 980-8374

                        with a copy to:

                        Proskauer Rose LLP
                        1585 Broadway
                        New York, New York  10036
                        Attention:  Lawrence H. Budish, Esq.
                        Fax:  (212) 969-2900

              12.2 Brokers. Each of the Buyer and the Seller represents and warrants to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement, except that the Seller has retained and shall pay the fees payable to Gary Stevens pursuant to a separate agreement between the Seller and Gary Stevens.

              12.3 Entire Agreement. This Agreement, including the schedules and exhibits, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement between them relating to that subject matter, and cannot be changed or terminated orally. Except as specifically set forth in this

Agreement, there are no representations or warranties by either party in connection with the transactions contemplated by this Agreement.

              12.4 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

              12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements made and to be performed in California.

              12.6 Separability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

              12.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of Buyer. After the closing, Buyer shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement, including, without limitation, assignments as collateral, provided that no such assignment and/or delegation shall relieve Buyer of its obligations hereunder in the event that its assignee fails to perform the obligations delegated. In the event Buyer finds it necessary or is required to provide to a third party a collateral assignment of the Buyer's interest in this Agreement and/or any related documents, Seller shall cooperate with the Buyer and any third party requesting such assignment including but not limited to Seller signing a consent and acknowledgment of such assignment. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and the permitted assigns of the parties hereto.

              12.8 Jurisdiction. The courts of the State of California and the United States District Court for the Southern District of California shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section 12.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

              12.9 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument.

              12.10 Monetary Damages, Specific Performance and Other Remedies. The parties recognize that if Seller refuses to perform under the provisions of this Agreement or Seller otherwise breaches such that the closing has not occurred, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller which results in the filing of a lawsuit for damages, specific performance, or other remedy, Buyer shall be entitled to reimbursement by Seller of reasonable legal fees and expenses incurred by Buyer.

                  12.11 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                           CITICASTERS CO.


                           By:  /s/ Jerome Kersting
                                ---------------------------------------------
                                Name:  Jerome Kersting
                                Title: Senior Vice President


                           ML MEDIA PARTNERS, L.P

                           By:  Media Management Partners, its general partner
                           By:  RP Media Management, its general partner
                           By:  IMP Media Management, Inc., its general partner


                           By:  /s/ Elizabeth McNey Yates
                                ---------------------------------------------
                                Name:  Elizabeth McNey Yates
                                Title: Vice President



                           ANAHEIM RADIO ASSOCIATES, a New York general partnership

                           By: ML Media Partners, L.P., a Delaware limited partnership
                           By:  Media Management Partners, its general partner
                           By:  RP Media Management, its general partner
                           By:  IMP Media Management Inc., its general partner


                           By:  /s/ Elizabeth McNey Yates
                                ---------------------------------------------
                                Name:  Elizabeth McNey Yates
                                Title: Vice President

                           By: Media Management Partners, a Delaware general partnership
                           By:  RP Media Management, its general partner
                           By:  IMP Media Management Inc., its general partner


                           By:  /s/ Elizabeth McNey Yates
                                ---------------------------------------------
                                Name:  Elizabeth McNey Yates
                                Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.


                    CITICASTERS CO.


                    By:  /s/ Jerome Kersting
                         -------------------------------------------------------
                         Name:  Jerome Kersting
                         Title: Senior Vice President


                    ML MEDIA PARTNERS, L.P., a Delaware limited partnership

                    By:  Media Management Partners, its general partner
                         By:  RP Media Management, its general partner
                              By:  IMP Media Management, Inc., its general
                                   partner


                                   By:  /s/ Elizabeth McNey Yates
                                        ----------------------------------------
                                        Name:  Elizabeth McNey Yates
                                        Title: Vice President



                    ANAHEIM RADIO ASSOCIATES, a New York general partnership

                    By:  ML Media Partners, L.P., a Delaware limited
                         partnership
                         By:  Media Management Partners, its general partner
                              By:  RP Media Management, its general partner
                                   By:  IMP Media Management Inc., its general
                                        partner


                                        By:  /s/ Elizabeth McNey Yates
                                             -----------------------------------
                                             Name:  Elizabeth McNey Yates
                                             Title: Vice President

                    By:  Media Management Partners, its general partner
                         By:  RP Media Management, its general partner
                               By:  IMP Media Management Inc., its general
                                    partner


                                    By:  /s/ Elizabeth McNey Yates
                                         ---------------------------------------
                                         Name:  Elizabeth McNey Yates
                                         Title: Vice President

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.


                    CITICASTERS CO.


                    By:
                         -------------------------------------------------------
                         Name:  ________________________________________________
                         Title: _______________________________________________


                    ML MEDIA PARTNERS, L.P., a Delaware limited partnership

                    By:  Media Management Partners, its general partner
                         By:  RP Media Management, its general partner
                              By:  IMP Media Management, Inc., its general
                                   partner


                                   By:  /s/ Elizabeth McNey Yates
                                        ----------------------------------------
                                        Name:  Elizabeth McNey Yates
                                        Title: Vice President



                    ANAHEIM RADIO ASSOCIATES, a New York general partnership

                    By:  ML Media Partners, L.P., a Delaware limited
                         partnership
                         By:  Media Management Partners, its general partner
                              By:  RP Media Management, its general partner
                                   By:  IMP Media Management Inc., its general
                                        partner


                                        By:  /s/ Elizabeth McNey Yates
                                             -----------------------------------
                                             Name:  Elizabeth McNey Yates
                                             Title: Vice President

                    By:  Media Management Partners, its general partner
                         By:  RP Media Management, its general partner
                               By:  IMP Media Management Inc., its general
                                    partner


                                    By:  /s/ Elizabeth McNey Yates
                                         ---------------------------------------
                                         Name:  Elizabeth McNey Yates
                                         Title: Vice President

                    FIFTH THIRD BANK


                    By:  /s/ Gregory Hahn
                         -------------------------------------------------------
                         Name:  Gregory Han
                         Title: Trust Officer